Exhibit 99.1

Nova LifeStyle Regains Compliance
 with
 NASDAQ’S Minimum Bid Price Rule

LOS ANGELES, September 22, 2016 -- Nova LifeStyle, Inc. (NASDAQ: NVFY) (“Nova LifeStyle” or the “Company”), a U.S.-based, leading innovative designer, manufacturer and distributor of modern life style furniture, today announced that it has received a letter from the NASDAQ Stock Market (“NASDAQ”), indicating that Nova LifeStyle has regained compliance with the $1.00 per share minimum closing bid price requirement for continued listing on the Nasdaq Stock Market, pursuant to the NASDAQ marketplace rules.

NASDAQ indicated within its letter that since the Company has regained compliance with Listing Rule 5450(a)(1), or the Minimum Bid Price Rule, this matter is now closed.

About Nova LifeStyle
Nova LifeStyle, Inc., a NASDAQ Global Markets Exchange listed company headquartered in California, is a fast growing, innovative designer, manufacturer and distributor of modern LifeStyle furniture; primarily sofas, dining rooms, cabinets, office furniture and related components, bedrooms, and various accessories in matching collections. Nova's products are made in the US, Europe, and Asia and include LifeStyle brands such as Diamond Sofa, Colorful World, Giorgio Mobili, Nova QwiK, and Bright Swallow International. Nova's products feature urban contemporary styles that integrate comfort and functionality incorporating upscale luxury designs appealing to LifeStyle-conscious middle and upper middle-income consumers in the U.S., China, Europe, and elsewhere in the world. To learn more about Nova LifeStyle, Inc., please visit our website at www.NovaLifeStyle.com

Nova LifeStyle, Inc. September 22, 2016	Page 2

Safe Harbor Statement
All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the Company's expectations. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Nova's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Nova's filings with the Securities and Exchange Commission.

Company Contact:
INVESTOR RELATIONS:
The Equity Group Inc.
In U.S.
Adam Prior, Senior Vice President
+1 (212) 836-9606
aprior@equityny.com

In China
Katherine Yao, Senior Associate
+86-10-6587-6435
kyao@equityny.com